PROMISSORY NOTE

Borrower:	Greenstreet Acquisition Corp.
2601 South Bayshore Drive, Suite 800
Coconut Grove, Florida 33133

Lender:	GRST Acquisition, LLC

Principal Amount:	$250,000

1.
FOR VALUE RECEIVED, Greenstreet Acquisition Corp. promises to pay to GRST Acquisition, LLC, at such address as may be provided in writing to Greenstreet Acquisition Corp., the principal sum of two hundred fifty thousand dollars ($250,000) in lawful money of the United States of America or such lesser amount, as the case may be, equal to the funds advanced by GRST Acquisition, LLC to or on behalf of Greenstreet Acquisition Corp. Documentation to substantiate all amounts advanced to or on behalf of Greenstreet Acquisition Corp. pursuant to this Note shall be attached hereto as such funds are so advanced.

2.	This Note will be repaid in full on June 30, 2008.

3.	At any time, Greenstreet Acquisition Corp. may pay the outstanding balance then owing under this Note to GRST Acquisition, LLC without premium or penalty.

4.	This Note will be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.

5.
If any term, covenant, condition or provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Note will in no way be affected, impaired or invalidated as a result.

6.
All costs, expenses and expenditures including, and without limitation, the reasonable legal costs incurred by GRST Acquisition, LLC in enforcing this Note as a result of any default by Greenstreet Acquisition Corp., will be added to the principal then outstanding and will immediately be paid by Greenstreet Acquisition Corp.

7.
This Note will inure to the benefit of and be binding upon the respective heirs, executors, administrators and successors of Greenstreet Acquisition Corp. and GRST Acquisition, LLC. Greenstreet Acquisition Corp. waives presentment for payment, notice of non-payment, protest and notice of protest.

8.
In the event that an initial public offering of securities of Greenstreet Acquisition Corp. (the “IPO”) is completed before June 30, 2008, Greenstreet Acquisition Corp. will make full repayment of this Note within seven days following the IPO closing date.

IN WITNESS WHEREOF, Greenstreet Acquisition Corp., intending to be legally bound hereby, has caused this Promissory Note to be duly executed by the authorized officer named below this 13th day of December, 2007.

GREENSTREET ACQUISITION CORP.

By:	/s/ Jeffrey Safchik
Name: Jeffrey Safchik Title: Chief Financial Officer